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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Encision Inc.:

        We consent to the incorporation by reference in the registration statement (No. 333-37323) on Form S-8 of Encision Inc. of our report dated May 2, 2003, with respect to the balance sheet of Encision Inc. as of March 31, 2003, and the related statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for the year then ended, which report appears in the March 31, 2004, annual report on Form 10-KSB of Encision Inc.

/s/ KPMG LLP KPMG LLP

Boulder, Colorado
June 23, 2004.

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm